
                                                                    WARRANTECH CORPORATION AND SUBSIDIARIES
                                                                                   EXHIBIT 11
                                                                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                                                                  (UNAUDITED)


 Earnings:
                                                                              For the Three Months Ended June 30,
                                                                         -----------------------------------------------
                                                                                  1996                      1995
                                                                         ---------------------      --------------------

    Net income                                                           $ 2,119,235                $    650,460
                                                                         =====================      ====================

 Weighted average shares outstanding:

 Primary (A):

    Common shares                                                         12,989,181                  12,999,181
    Assumed exercise of stock options                                        655,271                     753,833
    Assumed conversion of preferred stock                                         -                    1,949,387
                                                                         =====================      ====================
                                                                          13,644,452                  15,702,401
                                                                         =====================      ====================

 Fully diluted (B):

    Common shares                                                         12,989,181                  12,999,181
    Assumed exercise of stock options                                        720,688                   1,994,500
    Assumed conversion of preferred stock                                          -                   1,949,537
                                                                         =====================      ====================
                                                                          13,709,869                  16,943,218
                                                                         =====================      ====================

 Earnings Per Common Share:

 Primary (A):

    Net income                                                                    $.16                      $0.04
                                                                         =====================      ====================

 Fully diluted (B):

    Net income                                                                    $.15                      $0.04
                                                                         =====================      ====================


(A) The treasury method was used in the calculation of primary earnings per share for all periods presented.

(B) The modified treasury method was used in the calculation of fully diluted earnings per share for all periods presented.